CONFIRMING STATEMENT


      This Statement confirms that the undersigned, George Bailey, had authorized and designated Gary Chard to execute and file with the Securities and Exchange Commission on the undersigned's behalf one (1) Form 4, filed on September 9, 2004,concerning the sale of Class A Limited Voting Common Stock by Mr. Bailey's wife on that date.
The undersigned acknowledges that Gary Chard is not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934, as amended, and was acting on the undersigned's behalf solely with respect to the referenced filings.




George Bailey

Date: September 17, 2004